Exhibit 5.1

[Sempra Letterhead]

December 7, 2004

Sempra Energy

Board of Directors

101 Ash Street

San Diego, California 92101

RE:	Registration of shares of common stock and deferred compensation obligations pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Corporate General Counsel of Sempra Energy, a California corporation (the “Company”). I am delivering this opinion in connection with the registration statement on Form S-8 (the ”Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock, without par value (“Common Stock”), and $225,000,000 of unsecured deferred compensation obligations of the Company (“Obligations”) under the Amended and Restated Sempra Energy Deferred Compensation and Excess Savings Plan (the “Predecessor Plan”) and the Sempra Energy 2005 Deferred Compensation Plan (the “2005 Plan” and, collectively with the Predecessor Plan, the “Plans”).

I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

With respect to the opinion expressed below, I am opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including statutory law and reported decisional law thereunder, and (ii) the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. My opinion set forth below is based upon my consideration of only those statutes, regulations and reported decisional law, which in my experience are normally applicable to deferred compensation plans.

Subject to the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Predecessor Plan or the 2005 Plan, as applicable, such Obligations will be legally valid and binding obligations of the Company.

The opinion expressed above is further subject to the following limitations, qualifications and exceptions:

(a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

(c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d) certain rights, remedies and waivers contained in the Plans may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plans invalid or unenforceable as a whole.

In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Predecessor Plan or the 2005 Plan. I further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plans, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gary W. Kyle
Gary W. Kyle
Chief Corporate Counsel